UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2016
W. P. Carey Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13779	45-4549771
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 7, 2016, Mr. Thomas E. Zacharias, Managing Director and Chief Operating Officer of W. P. Carey Inc. (the “Company”), informed the Board of Directors of his decision to retire effective March 31, 2017. Mr. Zacharias joined the Company in April 2002 to lead its Asset Management Department and assumed the role of Chief Operating Officer in March 2005.
The Company does not intend to appoint a successor to the office of Chief Operating Officer and all responsibilities associated with that role will be reallocated to other members of the Company's management. In order to facilitate an orderly transition of Mr. Zacharias’ responsibilities, the Company entered into an agreement with him on December 7, 2016 (the “Transition Agreement”), the principal terms of which provide that: (i) following his resignation from the Company (including its affiliates and subsidiaries) on March 31, 2017, Mr. Zacharias will remain available for consultation, as reasonably requested by the Company, for a nine-month period (during which, he will be reimbursed for reasonable expenses, but will not receive any additional compensation); and (ii) Mr. Zacharias’ outstanding restricted stock units and performance share units will continue to vest pursuant to their terms as though his employment is continuing through their respective vesting dates.
The foregoing summary of the terms and conditions of the Transition Agreement is predicated upon Mr. Zacharias’ observance of certain restrictive covenants described in the Transition Agreement and is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
On December 9, 2016, the Company issued a press release announcing Mr. Zacharias’ retirement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Transition Agreement, dated as of December 7, 2016, by and between W. P. Carey Inc. and Thomas E. Zacharias.
99.1	Press Release, dated December 9, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date:	December 9, 2016	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Corporate Secretary